Exhibit 10.1

STANDARD LEASE AGREEMENT
FOR OFFICE/WAREHOUSE SPACE

THIS LEASE AGREEMENT (hereafter called the "Lease Agreement") made as of the 1st day of April, 2026, by and between NORTHCROSS WEST INDUSTRIAL OWNER, LLC, a Delaware limited liability company having offices at c/o United Properties Investment LLC, 250 Nicollet Mall, Suite 500, Minneapolis, Minnesota 55401 (hereafter called the "Landlord") and ANTERIS TECHNOLOGIES CORPORATION, a Minnesota corporation (hereafter called the "Tenant").

ARTICLE 1.
DESCRIPTION OF PREMISES

Landlord does hereby lease and demise to Tenant, and Tenant does hereby lease from Landlord, that area depicted on Exhibit A attached hereto, and by this reference incorporated herein, and described as Suite 100, containing approximately 181,436 square feet of space (hereafter called the “Premises”) in an office/warehouse building (hereafter called the “Building") located on the property located at 9435 Winnetka Avenue North (the “Property”), in the City of Brooklyn Park (hereafter called the “City”), State of Minnesota and depicted on Exhibit A to this Lease Agreement.

Appurtenant to the Premises shall be a non-exclusive license for access to and use of the common areas of the Property, including, without limitation, the parking lots, dock areas, truck courts, and driveways thereon (hereafter collectively called the “Parking Areas"). Tenant shall have the right, subject to obtaining governmental approvals and the consent of Landlord as to layout, which shall not be unreasonably withheld, delayed or conditioned, to stripe all or a portion of the truck court to create additional parking stalls.

ARTICLE 2.        TERM AND MINIMUM RENT; EXTENSION OPTIONS

TO HAVE AND TO HOLD the Premises together with all appurtenant rights and privileges, unto Tenant for a term of one hundred thirty-two (132) full calendar months commencing September 1, 2026, and expiring August 31, 2037 (hereafter called the "Term"). The commencement and expiration dates are specifically subject to the provisions of Article 5 hereof. Tenant shall pay during the Term for the Premises, without notice, set-off or demand, as minimum rent (hereafter called the "Minimum Rent") the following amounts per month:

Lease Months	Period of Term	Annual Rate Per SF	Monthly Minimum Rent
1-12*	9/1/2026 – 8/31/2027	$10.100*	$152,708.63*
13-24	9/1/2027 – 8/31/2028	$10.454	$158,061.00
25-36	9/1/2028 – 8/31/2029	$10.819	$163,579.67
37-48	9/1/2029 – 8/31/2030	$11.198	$169,310.03
49-60	9/1/2030 – 8/31/2031	$11.590	$175,236.94
61-72	9/1/2031 – 8/31/2032	$11.995	$181,360.40
73-84	9/1/2032 – 8/31/2033	$12.415	$187,710.66
85-96	9/1/2033 – 8/31/2034	$12.850	$194,287.72
97-108	9/1/2034 – 8/31/2035	$13.299	$201,076.45
109-120	9/1/2035 – 8/31/2036	$13.765	$208,122.21
121-132	9/1/2036 – 8/31/2037	$14.247	$215,409.89

* The first Lease Month shall include any partial calendar at the beginning of the Term, and Monthly Minimum Rent shall apply to such partial Lease Month on a prorated basis based on the number of days in such calendar month. Provided that Tenant is not in default under this Lease Agreement, (i) for the first three (3) full calendar months of the Term, Tenant’s obligation to pay Minimum Rent shall be completely abated, and (ii) for the first twelve (12) full calendar months of the Term, Tenant’s obligation to pay Minimum Rent, Real Estate Taxes and Operating Expenses shall instead be calculated based on 131,436 rentable square feet, resulting in a conditional abatement of Minimum Rent, Real Estate Taxes and Operating Expenses on 50,000 square feet of the Premises (all of the above, the “Abated Rents”). For clarification, the Monthly Minimum Rent during the first three (3) full calendar months of the Term shall be $0.00 and the Monthly Minimum Rent during the next nine (9) calendar months shall be $110,625.30. If the commencement date of the Term is not the first day of a calendar month, then Tenant shall pay Minimum Rent for the partial month. Notwithstanding the foregoing, in the event that Tenant defaults under this Lease Agreement beyond applicable notice and cure periods, Tenant shall thereafter be obligated to pay all unamortized Abated Rents (amortized over months 13 to 132 of the Term at a rate of 8% per annum) to Landlord for such period as if the abatement for such period had never existed. During this period of Minimum Rent abatement, Tenant shall still be obligated to pay all other sums under this Lease Agreement, other than the Abated Rents.

Said monthly installments shall be due and payable in advance on the first day of each calendar month during the Term of this Lease Agreement or any extension or renewal thereof. If the first day of the Term shall be a day other than the first day of a calendar month or the last day of the Term shall be a day other than the last day of a calendar month, the Minimum Rent installment for such first or last fractional month shall be prorated accordingly. Tenant agrees to pay, as Additional Rent, which shall be collectible to the same extent as Minimum Rent, all amounts which may become due to Landlord under this Lease Agreement and any sales, use or similar tax (subject to limitations contained in Article 6(A)(ii)) that may be imposed upon the rents payable under this Lease Agreement by any governmental authority acting under any present or future law or regulation.

A.
Extension Option. Provided this Lease Agreement or Tenant’s right of possession hereunder has not been earlier terminated, Tenant shall have the right to extend the Term of this Lease Agreement as to all, but not less than all, of the Premises then being leased hereunder, for two (2) periods of eighty-four (84) months each beginning immediately following the end of the then-current Term (“Extended Term”) subject to the following terms and conditions:

(i)
Tenant shall give written notice to Landlord of the exercise of Tenant’s right to extend the Term of this Lease Agreement at least nine (9) months, and no more than twelve (12) months, prior to the commencement of the Extended Term, time being of the essence (the “Extension Notice”). If no such Extension Notice is timely given, this Lease Agreement shall terminate as of the end of the then-current Term;

(ii)
Tenant shall have no right to exercise Tenant’s right to extend the Term of this Lease Agreement, and any such purported exercise shall be of no force or effect, if Tenant is in default under this Lease Agreement beyond the passage of any applicable period of cure, grace or notice at the time of giving the Extension Notice or at the commencement of the Extended Term; and

(iii)
The extension of the Term hereunder for the Extended Term shall be on the same terms and conditions as are applicable to the initial Term; provided, however, (a) Tenant shall have no further right to extend the Term of this Lease Agreement under that option, (b) Article 4 shall not apply to the Extended Term and (c) the Minimum Rent payable by Tenant to Landlord in monthly installments during the Extended Term shall be the Market Rent (as defined in Exhibit C attached hereto) as reasonably determined by Landlord and Tenant. Within thirty (30) days following receipt of Tenant’s Extension Notice, but no earlier than twelve (12) months prior to the commencement of the Extended Term, Landlord shall notify Tenant of Landlord’s reasonable determination of the Market Rent for the Extended Term (“Landlord’s Market Rent Determination”). If Tenant disagrees with Landlord’s Market Rent Determination for the Extended Term, the parties shall negotiate in good faith for a period of twenty (20) days following receipt by Tenant of Landlord’s Market Rent Determination as to the Minimum Rent payable during the Extended Term. If the parties are unable to agree in writing on the Minimum Rent payable during the Extended Term within said twenty (20) day period, the Minimum Rent payable during the Extended Term shall be determined by arbitration in accordance with the provisions of Exhibit C attached hereto.

ARTICLE 3.       USE OF PREMISES

The Premises shall be used by Tenant for office, assembly, light manufacturing, as well as ancillary warehouse and storage uses and for no other purpose, subject to reasonable rules and regulations which may be promulgated by Landlord from time to time. Tenant shall not, without the prior consent of Landlord, use any apparatus, machinery, device or equipment in or about the Premises which will cause any substantial noise or vibration or any increase in the normal consumption level of electric power. Tenant shall only permit the storage of any materials, equipment or other personal property outside of the Building and the parking of motor vehicles outside of the Building overnight in accordance with the terms of any reciprocal easement and operating agreement or similar document recorded against the Property ("REOA") and in compliance with all laws, rules and regulations of any applicable government authority.

ARTICLE 4.        CONSTRUCTION

A.
Any improvements to the Premises shall be made by Tenant at the sole cost and expense of Tenant, subject to all other provisions of this Lease Agreement

B.
Intentionally deleted.

C.
Tenant acknowledges and agrees that it accepts the Premises and the heating, ventilating and air conditioning (hereafter called the “HVAC”) and the plumbing, electrical, life/safety and other mechanical and utility systems and fixtures serving the Premises (together with the HVAC, hereafter collectively called the “Building Systems”) in their “as is” condition with Landlord having no further obligation under this Lease Agreement to make changes in or otherwise modify the Building or any of the Building Systems serving the Premises in order to accommodate Tenant’s use of the Premises during the Term of this Lease Agreement. The costs of any changes or modifications to the HVAC or Building Systems shall be payable by Tenant directly. Landlord’s review and approval of any plans shall be for Landlord’s sole benefit and shall not create or imply any obligation on the part of Landlord to review the same for Tenant’s benefit, whether with respect to quality, design, compliance with laws or any other matter or with respect to the suitability of the improvements shown in such plans for Tenant’s use of the Premises.

ARTICLE 5.        POSSESSION

A.
Except as otherwise provided, Landlord shall use commercially reasonable efforts to deliver possession of the Building in its as-is condition (the “Delivery Condition”) on or before the scheduled commencement date of the Term, but delivery of possession prior to such scheduled commencement date shall not affect the expiration date of this Lease Agreement. The date on which Landlord delivers possession of the Building to Tenant in the Delivery Condition is referred to as the “Delivery Date”). Failure of Landlord to deliver possession of the Premises by the scheduled commencement date of the Term due to any cause beyond the reasonable control of Landlord or the Contractor, including, without limitation, labor or material shortages, strikes, casualty loss, acts of God, failure of an existing or prior tenant to vacate the Property, or failure by the City to timely approve any plans or issue a building permit (any of the foregoing being hereafter called an “Excused Delay”), shall automatically postpone the commencement date of the Term and shall extend the expiration date of this Lease Agreement accordingly.

Landlord shall, within one hundred twenty (120) days after the commencement date of the Term, promptly commence and diligently pursue to completion the following work, at Landlord’s sole cost and expense:

(1)
Repaint the exterior of the Building
(2)
Replace lighting in the warehouse portion of the Building with LED lighting
(3)
Re-landscape the exterior of the Building
(4)
Complete minor repairs to the concrete slab in the warehouse portion of the Building the “Landlord Work”.

Should the commencement date of the Term of this Lease Agreement occur for any reason on a day other than the first day of the calendar month, then in that event solely for the purposes of determining the expiration date of the Term of this Lease Agreement, the Term shall be deemed to have commenced on the first (1st) day of the calendar month immediately following. Following Tenant's occupancy of the Premises and within ten (10) days of Landlord’s request, Landlord and Tenant shall execute a ratification agreement in the form of Exhibit B attached hereto which shall set forth the final commencement and expiration dates of the Term, shall acknowledge the Minimum Rent, the square footage of the Premises and Building, delivery of the Premises in the condition required by this Lease Agreement and shall include such other matters as Landlord may reasonably request (hereafter called the “Ratification Agreement”).

B.
Early Access. During any period prior to the commencement of the Term that Tenant has, or is granted, the right to enter the Premises whether pursuant to this Lease Agreement or pursuant to a license, sublease or assignment of lease from the prior tenant (“Early Access”), Tenant agrees that such access or occupancy shall in all respects be the same as that of a tenant under this Lease Agreement (including insurance requirements), except the payment of Minimum Rent and Additional Rent shall commence as of the first day of the Term. During such Early Access, and except to the extent caused by the gross negligence or willful misconduct of Landlord or its contractors, subcontractors or laborers, Tenant shall indemnify and hold Landlord harmless from and against any loss, cost, damage or expense of any nature caused by the negligence or willful misconduct of Tenant or Tenant’s contractors, subcontractors or laborers. Landlord shall have no responsibility or liability for loss or damage to trade fixtures or equipment installed or left on the Premises. By occupying the Premises or Property during such period of Early Access or as a tenant, or to install trade fixtures or equipment, or to perform finishing work, Tenant shall be conclusively deemed to have accepted the same in their as-is condition and to have acknowledged that the Premises are in the condition required by this Lease Agreement except for the Landlord Work.

ARTICLE 6.        ADDITIONAL RENT

A.
Additional Rent. Tenant shall pay to Landlord as Additional Rent throughout the Term the following:

(i)
Real Estate Taxes. During the Term of this Lease Agreement and any renewals or extensions thereof, Tenant shall pay its pro rata share of the Real Estate Taxes. The term "Real Estate Taxes" herein shall mean the total of all taxes, fees, charges and assessments, general and special, ordinary and extraordinary, foreseen or unforeseen, which become due or payable against or upon the Building or the parcel(s) of land upon which it is located. The term “Real Estate Taxes” shall not include (i) federal, state or local income taxes, or any other tax measured by Landlord’s net income; (ii) franchise, gift, transfer, excise, capital stock, estate, succession or inheritance taxes; and (iii) penalties or interest on late payment of Real Estate Taxes. In the event the taxing authorities include in the Real Estate Taxes the value of any improvements made by Tenant, or of machinery, equipment, fixtures, inventory or other personal property or assets of Tenant, then Tenant shall pay, as Additional Rent, all of the taxes attributable to such items in addition to its pro rata share of said aforementioned Real Estate Taxes. In any contest, protest or petition for review by Landlord of the Real Estate Taxes, Landlord shall be entitled to recover the attorneys’ fees and other costs and expenses incurred by Landlord from any refund or reduction in said Real Estate Taxes realized.

(ii)      Operating Expenses. During the Term of this Lease Agreement and any renewals or extensions thereof, Tenant shall pay all Operating Expenses incurred by Landlord in owning, operating, managing, maintaining, repairing, replacing and insuring the Building, the Parking Areas and other common areas of the Property, and the parcel(s) of land on which they are located. The term "Operating Expenses" herein shall include, but not be limited to: (a) all payments by Landlord for maintenance, operation, repair, replacement and care of: (i) all heating, lighting, fire protection and plumbing fixtures in or serving the Parking Areas and other common areas of the Property and (ii) all equipment, systems, roofs, exterior glass, landscaped areas, signs, Building exteriors and parking lots (including seal coating); (b) all payments by Landlord for electricity, water, sewer and other utilities at the Property not paid directly by Tenant, snow removal for the Parking Areas, refuse removal, painting, insurance premiums and deductibles, management fees which do not exceed 2% of the gross rents of the Property, wages and fringe benefits of personnel employed for the aforesaid work in proportion to the work performed by such personnel for the Building as opposed to other buildings, proportionate costs of equipment purchased and used for such purposes, and sustainability management services (including but not limited to energy and water consulting/management services); (c) the amounts corresponding to the Term resulting from the amortization of capital replacements, expenditures or investments, all as determined on a commercially reasonable basis by Landlord, provided the amount passed through by Landlord to Tenant in any one year shall not exceed the prorated capital cost of that improvement over the expected life cycle term of that improvement); (d) costs pertaining to any of the foregoing which is allocated to the Building or the Premises under any declaration or recorded document for the business park in which the Premises is located, and carbon trading or offset costs ensuring compliance by the Building with greenhouse gas emission levels or energy consumption or conservation levels mandated by applicable law; carbon taxes, fees, charges and assessments levied against Landlord or the Building relating to the consumption of energy. The term “Operating Expenses” shall not be deemed to include any of the following: (i) leasing costs and commissions, costs of tenant disputes, leasehold improvements and other costs of preparing space for tenants, other tenant incentives, and expenses incurred in negotiating or enforcing leases; (ii) interest, principal or any other payments made to the mortgagee under any mortgage or rental or any other payments made to the ground lessor under any ground lease; (iii) costs for which Landlord is reimbursed, including costs covered by proceeds of insurance, condemnation awards or court judgments, amounts specially billed to and payable by an individual tenant and costs covered by any manufacturer’s, contractor’s or other warranty; (iv) fees and other costs for professional services provided by attorneys, accountants, space planners and architects; and (v) marketing and advertising expenses. Following the first full year of Operating Expenses, Tenant shall not be obligated to pay for Controllable Operating Expenses in any subsequent year to the extent Controllable Operating Expenses for that year exceeds 105% on a cumulative and compounding basis, of the Controllable Operating Expenses payable by Tenant for the immediately preceding year. “Controllable Operating Expenses” means all Operating Expenses other than real property taxes, insurance, utilities, snow removal, and those costs allocated to the Building or the Premises under any declaration or recorded document for the business park in which the Premises is located.

B.
Estimates. Prior to commencement of this Lease Agreement, and prior to the commencement of each calendar year thereafter during the Term of this Lease Agreement and any renewals or extensions thereof, Landlord may estimate for the following calendar year, or portion thereof remaining, Tenant's pro rata share of Real Estate Taxes and Operating Expenses, and the Additional Rent payable by Tenant during such calendar year to cover those charges on a current basis. Said estimates will be in writing and will be delivered or mailed to Tenant at the Premises. The Additional Rent so estimated shall be payable by Tenant in equal monthly installments, in advance, on the first day of each month during such calendar year. In the event that such estimate is delivered to Tenant after the first day of January of such calendar year, the estimated Additional Rent for that year shall be payable as Additional Rent in equal monthly installments, in advance, on the first day of each month over the balance of such calendar year, with the number of installments being equal to the number of full calendar months remaining in such calendar year after delivery of the estimate. Landlord reserves the right to adjust during the calendar year the amount of the monthly installments of Additional Rent payable hereunder if the estimated Operating Expenses and Real Estate Taxes change.

C.
Pro Rata or Proportionate Share. For purposes of this Article, Tenant's "pro rata share" or “proportionate share” shall be 100%.

D.
Adjustments. Upon completion of each calendar year during the Term or any renewal or extension thereof, Landlord shall determine the actual amount of the Additional Rent for Real Estate Taxes and Operating Expenses payable by Tenant in such calendar year and deliver a written certification of the amounts thereof to Tenant. If Tenant has underpaid its pro rata share of Real Estate Taxes or Operating Expenses for such calendar year, Tenant shall pay the balance thereof within thirty (30) days after the receipt of such statement. If Tenant has overpaid the same, Landlord shall either (i) refund such excess, or (ii) credit such excess against the next monthly installment of Additional Rent payable by Tenant under this Article. A pro rata adjustment shall be made for a fractional calendar year occurring during the Term of this Lease Agreement or any renewals or extensions thereof based upon the number of days of the Term of this Lease Agreement during said calendar year as compared to three hundred sixty-five (365) days and all additional sums payable by Tenant or credits due Tenant as a result of the provisions of this Article shall be adjusted accordingly.

E.
Fiscal Year. Landlord may at any time designate a fiscal year in lieu of a calendar year or vice versa and in such event, at the time of such change, there may be a billing for the year which is less than twelve (12) calendar months.

F.
Real Estate Tax Contests. Landlord reserves, and Tenant hereby assigns to Landlord, the sole and exclusive right to contest, protest, petition for review, or otherwise seek a reduction in the Real Estate Taxes. If Tenant requests, in writing, that Landlord contests the Real Estate Taxes, Landlord shall examine the suitability of a contest of the Real Estate Taxes and pursue the same if Landlord agrees, in its discretion, that it is reasonably prudent to do so. In the event that Landlord has examined the suitability of a contest of the Real Estate Taxes and has determined that (i) it is reasonably prudent to do so but (ii) Landlord has decided not to contest the Real Estate Taxes for other reasons, then Tenant may contest the Real Estate Taxes at Tenant’s sole cost following an additional notice to Landlord of Tenant’s intent to contest Real Estate Taxes.

G.
Tenant’s Audit Right. If Tenant disputes any amounts set forth in a statement provided by Landlord to Tenant hereunder regarding Additional Rent, Tenant shall have the right, at Tenant’s sole expense, to notify Landlord in writing, not later than one hundred twenty (120) days following receipt of such statements provided by Landlord, that Tenant disputes such statement(s) and that it intends to audit Landlord’s books and records in respect to the calendar year which is the subject of the statement (the “Audit Notice”). If Tenant fails to give Landlord the Audit Notice on or before such one hundred twenty (120) day period, the statements for the applicable calendar year shall be final and binding upon Tenant and shall, as between the parties, be conclusively deemed correct. Such audit shall be conducted on a non-contingency fee basis by an independent certified public accountant designated by Tenant, which accountant is reasonably approved by Landlord (“Qualified Person”). The audit shall take place at the offices of Landlord where its books and records are located at a mutually convenient time during Landlord’s regular business hours. No subtenant shall have any right to conduct an audit, and no assignee shall conduct an audit for any period during which such assignee was not the tenant under the Lease. Tenant agrees that the results of any audit under shall be kept strictly confidential by Tenant and shall not be disclosed to any other person or entity (other than Tenant’s accountants, attorneys and advisors) except as required by law. Any overpayments by Tenant shall be credited or refunded as provided herein, and any underpayments shall be paid to Landlord. All costs and expenses of any such audit shall be paid by Tenant, except that if such audit shows that the Operating Expenses or Real Estate Taxes so audited was overstated by Landlord by more than seven percent (7%), Landlord shall reimburse Tenant for the reasonable out-of-pocket costs and expenses incurred by Tenant in such audit. Notwithstanding anything herein to the contrary, Tenant shall have no right to conduct an audit or to give Landlord notice that it desires to conduct an audit at any time that there is a default under this Lease Agreement.

ARTICLE 7.       TENANT'S RESPONSIBILITY, CARE OF PREMISES AND UTILITIES

A.
General Maintenance. At Tenant’s expense, Tenant shall be responsible for the maintenance of the Premises, including but not limited to maintenance, repair and/or replacement of entrance doors, overhead garage doors, truck dock doors, dock levelers, bumpers and seals, doors, floors, interior walls and columns, and the Building Systems exclusively serving the Premises, including the HVAC roof top units.

B.
Maintenance of HVAC. Maintenance of the HVAC roof top units shall specifically include the reasonable cost of quarterly inspections and maintenance performed by Landlord's own engineers or by an independent mechanical contractor who shall be contracted for by Landlord. In either event, Tenant shall within ten (10) days following Tenant’s receipt of an invoice therefore, reimburse Landlord, as Additional Rent, for the costs incurred by Landlord in having such quarterly inspections and maintenance performed.

C.
Trash and Refuse. At Tenant’s expense, Tenant shall provide its own dumpster for trash and store the dumpster inside the Building at all times, and unless Landlord elects to contract for trash removal itself, Tenant shall at Tenant’s expense, contract directly with a qualified trash hauler for the timely removal of all trash. Tenant shall not leave or store any materials or trash on the Parking Areas or other common areas of the Property and shall not litter such Parking Areas and common areas. If Landlord makes a trash room or area available to Tenant in or nearby the Building, Tenant shall dispose of its trash in said room or area if so requested by Landlord. Tenant covenants and agrees, at its sole cost and expense: (a) to comply with all present and future laws, orders and regulations of the Federal, State, county, municipal or other governing authorities, departments, commissions, agencies and boards regarding the collection, sorting, separation, composting and recycling of garbage, trash, rubbish and other refuse (collectively, “trash”); (b) to comply with Landlord’s recycling policy, if any, as part of Landlord’s sustainability practices where it may be more stringent than applicable law; (c) to sort and separate its trash and recycling into such categories as are provided by law or Landlord’s sustainability practices; (d) that each separately sorted category of trash and recycling shall be placed in separate receptacles as directed by Landlord; (e) that Landlord reserves the right to refuse to collect or accept from Tenant any trash that is not separated and sorted as required by law or by Landlord’s own sustainability practices, and to require Tenant to arrange for such collection at Tenant’s sole cost and expense, utilizing a contractor satisfactory to Landlord; and (f) that Tenant shall pay all costs, expenses, fines, penalties or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this Section. Tenant shall provide Landlord annually or at such other times as Landlord may reasonably request with waste manifests for all waste that left the Building under Tenant’s control, including without limitation, off-site paper shredding, electronic waste and pallets.

D.
Snow Removal. At Tenant’s expense, Tenant shall be responsible for the prompt removal of snow, ice and other hazardous conditions accumulating or occurring on the sidewalks and walkways between the Premises and the Parking Areas.

E.
Same Condition. Tenant further agrees (a) to keep the Premises in as good condition and repair as they were in at the time that Tenant took possession of same, reasonable wear and tear and damage from fire and other casualty for which insurance is normally procured excepted; (b) to keep the Premises in a clean and sanitary condition; (c) not to commit any nuisance or waste on the Premises, throw foreign substances in plumbing facilities, or waste any of the utilities furnished to the Premises; (d) not to obstruct the common areas of the Property, nor use the same for anything other than their intended purpose; and (e) that the use of the Premises and the Parking Areas and other common areas of the Property shall be subject to such reasonable rules and regulations as may be promulgated by Landlord from time to time. In connection with Tenant’s cleaning of the Premises, Tenant shall adopt a low environmental impact cleaning policy and shall use only cleaning equipment that reduces impacts on indoor air quality. Without limiting the foregoing, Tenant shall use sustainable cleaning chemicals that meet the Green Seal GS-37 or the U.S. Environmental Protection Agency’s Design for the Environment standards. For cleaning purposes, Tenant shall use micro-fiber wipes, dust cloths and dust mops in place of paper wipes (and where paper products are used, Tenant shall use products that contain at least 30 percent recycled content and which are recyclable). When chemicals for which the GS-37 or a U.S. Environmental Protection Agency’s Design for the Environment rating are not applicable, the chemicals shall be durable, slip resistant and free of zinc (metal free) and compliant with the Green Seal GS-40 Standard and/or CCD-147. Carpet care products shall meet the requirements of the Green Seal GS-37 Standard and/or CCD-148. Use of hand soaps that do not contain antimicrobial agents, except where required by health codes, and that meet Green Seal GS-41 Standard, is required. Proper training of maintenance personnel in the hazards, use, maintenance and disposal of cleaning chemicals, dispensing equipment and packaging is required. Tenant shall provide documentation that this policy has been followed, showing specifications for chemicals used, dates and activities associated with cleaning maintenance, and dates and outlines of cleaning worker training. Tenant shall ensure that any cleaning contracts entered into by it require the cleaning contractor to comply with elements of any environmental management plan adopted by Landlord. Tenant shall ensure the cleaning contractor properly understands and is trained in the maintenance of specialized green facilities. Landlord reserves the right to approve, acting reasonably, any Tenant cleaning contractor or cleaning contract, but without liability on the part of Landlord.

F.
Landlord’s Right to Maintain. If Tenant shall fail to keep and preserve the Premises in the state of condition required by the provisions of this Lease Agreement, Landlord may, at its option, put or cause the same to be put in the condition and state of repair agreed upon, and in such case, Tenant, within thirty (30) days following Tenant’s receipt of an invoice therefore, shall pay the cost thereof as Additional Rent.

G.
Utilities. At Tenant’s expense, Tenant will promptly pay when due, directly to the appropriate provider, all charges for garbage disposal, trash removal, water, sewer, electricity, gas, fuel oil, telephone and such other utility services furnished to the Premises commencing upon the Delivery Date and thereafter during the Term of this Lease Agreement and any renewals or extensions thereof, together with any related installation or connection charges or deposits (collectively, the “Utility Costs”).

ARTICLE 8.       LANDLORD'S RESPONSIBILITIES AND QUIET ENJOYMENT; SUSTAINABILITY

A.
Landlord shall keep in good order, safe condition and repair the structural parts of the Building, including the outer walls, foundation, and interior support columns, except that Tenant shall be responsible for the cost of any repairs or replacements that are needed due to the fault or negligence of Tenant or its contractors, agents, employees or invitees. Landlord warrants that it has full right to execute and perform this Lease Agreement and to grant the estate demised, and that Tenant, upon payment of the rents and other amounts due and the performance of all the terms, conditions, covenants and agreements on Tenant's part to be observed and performed under this Lease Agreement, may peaceably and quietly enjoy the Premises for the uses permitted hereunder, subject, nevertheless, to the terms and conditions of this Lease Agreement.

B.
Intentionally Deleted.

ARTICLE 9.       ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS

A.
Estoppel Certificates. Each party hereto agrees that at any time, and from time to time during the Term (but not more often than twice in each calendar year), within ten (10) business days after request by the other party hereto, it will execute, acknowledge and deliver to such other party or to any prospective purchaser or Mortgagee designated by Landlord, an estoppel certificate in a form reasonably acceptable to Landlord.

B.
Financial Statements. Unless Tenant’s current financial statements are readily available to the public (e.g., via internet access), Tenant agrees to provide Landlord (but no more than twice in any calendar year), within ten (10) business days of request (not more than twice per year unless in connection with the sale, recapitalization or financing of the Property), the then most current financial statements of Tenant and any guarantors of this Lease Agreement, which shall be certified by Tenant, and if available, shall be audited and certified by a certified public accountant. Landlord shall keep such financial statements confidential, except Landlord shall, in confidence, be entitled to disclose such financial statements to existing or prospective mortgagees or purchasers of the Building.

ARTICLE 10.     NON PERMITTED USE

Tenant agrees not to commit or permit any act to be performed on the Premises or any omission to occur which will be in violation of any statute, regulation, or ordinance of any governmental body or which will increase the insurance rates on the Building or which will be in violation of any insurance policy carried on the Building by Landlord. Tenant, at its expense, shall comply with all governmental laws, ordinances, rules and regulations applicable to the use of the Premises and its occupancy and shall promptly comply with all governmental orders, rulings and directives for the correction, prevention and abatement of any violation upon, or in connection with the Premises or Tenant's use or occupancy of the Premises, including the making of any alterations or improvements to the Premises, all at Tenant's sole cost and expense. Without limiting the scope of the foregoing provisions of this Article, Tenant’s use of the Premises shall comply with all applicable federal, state and local fire and building code requirements, expressly including requirements relating to the types of materials that may be stored in the Premises, the storage containers that may be used, the heights such storage containers may be stacked and the separation that must exist between materials and stacks. Tenant shall not disturb other occupants of the Building by making any undue or unseemly noise or otherwise and shall not do or permit to be done in or about the Premises or Building anything which will be dangerous to life or limb. The employees of Tenant shall not be permitted, during their breaks or otherwise, to congregate or loiter in any of the common areas of the Property or Building, including the Parking Areas, entryways, hallways and landscaped areas, in such a manner that would be disruptive of the use of such common areas or that would obstruct access to, from or within the Building.

ARTICLE 11.      ENVIRONMENTAL

A.
Tenant will not cause or permit any Hazardous Materials (as defined below) to be brought upon, kept or used on the Property (as defined below) in a manner or for a purpose prohibited by or which could result in liability under any Hazardous Materials Law (as defined below). Tenant, at its sole cost and expense, will comply with all Hazardous Materials Laws and prudent industry practice relating to the presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials in, on, under or about the Property required for Tenant's use of the Property and its operations therein and will notify Landlord in writing in advance of any and all Hazardous Materials Tenant brings upon, keeps or uses on the Property (other than small quantities of office cleaning or other office supplies as are customarily used in the ordinary course of a general office use). On or before the expiration or earlier termination of this Lease Agreement, Tenant will, at its sole cost and expense, cause all Hazardous Materials in, on, under or about the Property as a result of or in any way related to Tenant’s use of the Property or its operations therein, whether prior to or following the commencement date of this Lease Agreement, to be removed from the Property in accordance and in compliance with all Hazardous Materials Laws. Tenant will not take any remedial action in response to the presence of any Hazardous Materials in, on, under or about the Property, nor enter into any settlement agreement, consent decree or other compromise with respect to any Claims (as defined below) relating to or in any way connected with the Property, without first notifying Landlord of Tenant's intention to do so and affording Landlord reasonable opportunity to investigate, appear, intervene or otherwise appropriately assert and protect Landlord's interest in the Property.

B.
Tenant will notify Landlord of any of the following actions affecting Landlord, Tenant or the Property and resulting from or in any way relating to Tenant's use of the Property or its operations therein immediately after receiving notice of the same: (a) any enforcement, clean-up, removal or other governmental or regulatory action instituted, completed or threatened under any Hazardous Materials Law; (b) any Claim made or threatened by any person relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Material; and (c) any reports made by any person, including Tenant, to any environmental agency relating to any Hazardous Material, including any complaints, notices, warnings or asserted violations. Tenant will also provide Landlord, as promptly as possible and in any event within ten (10) days after Tenant first receives or sends the same, with copies of all Claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Property. Upon Landlord’s written request, Tenant will promptly deliver to Landlord notices of manifests reflecting the legal and proper disposal of all Hazardous Materials removed or to be removed from the Property. All such manifests will list Tenant or its agent as a responsible party and will not attribute responsibility for any such Hazardous Materials to Landlord.

C.
Subject to the provisions of Article 24 below, Landlord shall have the right, from time to time, by itself or by its agent, to enter upon the Property for purposes of inspecting the compliance thereof, and the operations conducted thereon, with Hazardous Materials Laws, and to take such samples or perform such intrusive testing, or “Phase II” investigation, as Landlord may, in its discretion, determine; provided that any such entry, or such intrusive testing, shall not unreasonably interfere with the business operations of Tenant on the Property. Tenant shall afford Landlord, or its agent, access to Tenant’s books and records evidencing compliance with Hazardous Materials Laws, including, but not limited to, access to appropriate licenses and permits, as well as manifests or other records relative to the handling, treatment, storage, shipment, or disposal of Hazardous Materials, as required under applicable Hazardous Materials Laws. The costs incurred in exercising Landlord’s rights under this Article 11 C shall be paid by Landlord unless such entry and/or testing by Landlord reveals either a violation of Hazardous Materials Laws or the presence of Hazardous Materials requiring remediation, in either which case and in addition to being responsible for all of the costs of remedying such violation and/or remediating such Hazardous Materials, Tenant shall reimburse Landlord for the costs incurred by Landlord under this Article 11 C within thirty (30) days following Tenant’s receipt of an invoice therefore.

D.
Tenant acknowledges and agrees that all reporting and warning obligations required under Hazardous Materials Laws resulting from or in any way relating to Tenant's use of the Property or its operations therein are Tenant’s sole responsibility, regardless of whether such Hazardous Materials Laws permit or require Landlord to report or warn.

E.
With respect to all Hazardous Materials generated, used or otherwise located on the Property, whether prior to or following the commencement date of this Lease Agreement, as a result of or in any way related to Tenant’s use of the Property or its operations therein, the following specific rules shall govern:

(i)
Tenant shall at all times be in full compliance with all Hazardous Materials Laws. Tenant shall advise Landlord prior to the generation or handling of Hazardous Materials (other than small quantities of office cleaning or other office supplies as are customarily used in the ordinary course of a general office use). Upon request by Landlord, Tenant shall deliver to Landlord copies of all contracts, programs, management plans or certifications regarding the generation, storage, removal or disposal of Hazardous Materials which are required in order for Tenant to be in compliance with the Hazardous Materials Laws.

(ii)
All Hazardous Materials located upon the Property shall be transported therefrom, and appropriately disposed of directly by Tenant pursuant to Hazardous Materials removal contracts executed by Tenant and in compliance with all Hazardous Materials Laws.

(iii)
Tenant shall, immediately upon receipt provide Landlord with copies of, and shall comply with, all Environmental Requirements.

(iv)
In no event shall any Hazardous Materials be stored, handled or disposed of on the Property other than in strict compliance herewith.

F.
Tenant will indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold harmless the Landlord Parties (as defined below) from and against any and all Claims whatsoever arising or resulting, in whole or in part, directly or indirectly, from the presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials in, on, under, upon or from the Property (including water tables and atmosphere) resulting from or in any way related to Tenant’s use of the Property or its operations therein, whether prior to or following the commencement date of this Lease Agreement. Tenant’s obligations under this Article 11 F include, without limitation and whether foreseeable or unforeseeable, the costs of (a) any required or necessary repair, clean-up, detoxification or decontamination of the Property, and (b) implementing any closure, remediation or other required action in connection therewith as stated above.

G.
As used herein, the following terms shall have the following meanings:

(i)
“Hazardous Materials” means any of the following, in any amount: (a) any petroleum or petroleum product, asbestos in any form, urea formaldehyde and polychlorinated biphenyls; (b) any radioactive substance; (c) any toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound; and (d) any chemicals, materials or substances, whether solid, liquid or gas, defined as or included in the definitions of “hazardous substances,” “hazardous wastes,” “pollutants,” “contaminants,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “solid waste,” or words of similar import in any federal, state or local statute, law, ordinance or regulation now or hereafter existing, including, without limiting the generality of the foregoing, the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601, et seq., and the Minnesota Environmental Response and Liability Act, Minn. Stat. Chapter 115B, as any of the same may be interpreted by government offices and agencies.

(ii)
“Property” means the Premises and the Building (expressly including the Parking Areas and other common areas) together with the parcel of land on which the Building is situated.

(iii)
“Hazardous Materials Laws” means any federal, state or local statutes, laws, ordinances or regulations now or hereafter existing that control, classify, regulate, list or define Hazardous Materials, or the generation, storage, transportation, treatment or disposal of Hazardous Materials.

(iv)
“Landlord Parties” means Landlord and its property manager and their respective officers, governors, members, managers and employees.

(v)
“Claims” means all claims, actions, liabilities, damages, costs, penalties, forfeitures, losses or expenses, including, without limitation, reasonable attorneys’ fees.

(vi)
“Environmental Requirements” means all permits, inspection reports, monitoring reports, licenses, orders, demands, compliance requests, edicts or other documentation filed, served, delivered or transmitted either with, to or from the Minnesota Pollution Control Agency, Minnesota Department of Health or the Environmental Protection Agency or any other governmental body, including Hazardous Materials Laws.

H.
The obligations of Tenant under this Article shall survive the expiration or earlier termination of this Lease Agreement.

ARTICLE 12.
INSURANCE AND INDEMNITY

A.
Tenant’s Insurance; Indemnity. Tenant will keep in force at its own expense for so long as this Lease Agreement remains in effect commercial general liability insurance insuring Tenant, on an “occurrence” rather than a “claims made” basis, against liability for bodily injury, property damage (including loss of use of property) and personal injury, which insurance shall (i) name Landlord, its property manager and such other parties as Landlord may designate, as additional insureds on a primary/noncontributory basis, (ii) use the standard ISO CGL or equivalent form of policy and be with companies acceptable to Landlord, and (iii) have a minimum limit of liability of One Million and 00/100ths Dollars ($1,000,000.00) per occurrence and Two Million and 00/100ths Dollars ($2,000,000.00) in the aggregate. Said insurance shall also provide for contractual liability coverage. Tenant may satisfy its obligation hereunder to maintain commercial general liability insurance by Tenant’s primary policy or by such primary policy in combination with umbrella or excess policies so long as the coverage afforded is at least as broad as that required herein. The amount and coverage of such commercial general liability insurance shall not limit Tenant’s liability nor relieve Tenant of any of its obligations under this Lease Agreement. Tenant shall further maintain (i) statutory worker’s compensation insurance; (ii) Employer’s Liability limits of at least $1,000,000 Bodily Injury-Each Accident, Bodily Injury by Disease-Policy Limit, and Bodily Injury by Disease-Each Employee; (iii) Business Automobile liability insurance with combined single limits of $1 million per occurrence for bodily injury, and property damage, arising from the operation of owned, hired and non-owned vehicles, (iv) Umbrella/Excess Liability with a limit of not less than $10,000,000 per occurrence and in the aggregate, providing coverage in excess of the general liability, employers liability, automobile liability policies required above; and (v) from and after any period during which Hazardous Materials are brought onto the Property by Tenant, Pollution Liability with a limit of not less than $10,000,000 per occurrence and aggregate, and (vi) such other insurance covering the Premises and Tenant’s operation of the Premises, as may be reasonably required by Landlord. Tenant will continuously keep on deposit with Landlord for so long as this Lease Agreement remains in effect current certificate(s), including endorsements, and upon Landlord’s request, copies of the current policy or policies, including endorsements of the insurance required of Tenant under this Article, which shall provide that Landlord shall be notified in writing thirty (30) days prior to cancellation, material change, or failure to renew the insurance. Said liability insurance maintained by Tenant shall be primary without right of contribution. Liability insurance maintained by Landlord, if any, shall be excess and non-contributory. Tenant shall provide a waiver of subrogation endorsements in favor of Landlord for their policies. Policies must be provided by insurance companies with an A.M. Best Company, Inc. rating of “A- VII” or better.

B.
Tenant further covenants and agrees to indemnify and hold Landlord and Landlord's property manager harmless from and defend them against all claims, liabilities, judgments, demands, causes of action, losses, damages and costs and expenses, including reasonable attorneys’ fees, for damage to any property or injury to or death of any person arising or resulting from: (i) any act or omission by Tenant, its contractors, agents, employees or invitees in, at, or around the Premises or the Building; (ii) the negligence or willful misconduct of Tenant; (iii) Tenant's failure to comply with any and all governmental laws, rules, ordinances or regulations applicable to the use of the Premises and its occupancy; and/or (iv) any breach or default by Tenant under this Lease Agreement. Tenant’s indemnity obligations under this Article shall survive the expiration or earlier termination of this Lease Agreement. If Tenant shall not comply with its covenants made in this Article, Landlord may, at its option, cause insurance as aforesaid to be issued and in such event Tenant agrees to pay the premium for such insurance promptly upon Landlord's demand. Without limiting the foregoing, Tenant acknowledges that the decision as to whether to include dock locks, dock restraints or other safety-related equipment, fixtures or improvements in the Building or elsewhere in the Leased Premises shall solely be the responsibility of Tenant, and Tenant shall indemnify, defend and hold harmless the Landlord Indemnitees from and against any and all claims, damages, causes of action, demands, penalties, costs, liabilities, losses, and expenses (including reasonable attorneys’ fees and expenses at the trial and appellate levels) resulting from actual or threatened claims by third parties occasioned by injuries to any person and damage to, or theft or loss of, property occurring in or about the Leased Premises to the extent caused or alleged to be caused by the failure of any such safety-related equipment, fixtures or improvements to be installed or maintained at the Leased Premises.

C.
Tenant’s Property Insurance. Tenant shall maintain in force throughout the Term of this Lease Agreement, an ISO or equivalent form of “special perils” property insurance policy, including systems breakdown coverage upon all inventory, furnishings, equipment, trade fixtures and other personal property in or about the Premises and upon any alterations, additions, fixtures, or improvements in the Premises acknowledged by Landlord to be the property of Tenant. Such insurance shall be written on a replacement cost basis in an amount equal to 100% of the full replacement value of the aggregate of the foregoing. Tenant shall further maintain business income insurance to cover a period of not less than twelve (12) months.

D.
Landlord’s Property Insurance. Landlord shall carry and cause to be in full force and effect an ISO or equivalent form of “special perils” property insurance policy on the Building, but not on any inventory, furnishings, equipment, trade fixtures or other personal property in or about the Premises. The premiums paid for such insurance and any other insurance maintained by Landlord for the Building shall be an Operating Expense.

E.
Waiver of Subrogation. Landlord and Tenant hereby release the other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise for any loss or damage to property caused by any of the perils insured under an ISO or equivalent form of “special perils” property insurance policy or any other property insurance policy required to be maintained under this Lease Agreement, even if such loss or damage shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible.

ARTICLE 13.     NON-LIABILITY OF LANDLORD

Landlord will not be liable for any damage or injury to the person, business (or any loss of income therefrom), inventory, furnishings, equipment or other property of Tenant, Tenant’s employees, invitees, customers or any other person in or about the Premises or Building, whether such damage or injury to the person or property is caused by or results from: (i) fire, steam, electricity, water, gas or rain; (ii) the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures or any other cause; (iii) conditions arising in or about the Premises or Building, or from other sources or places; (iv) any curtailment or interruption in utility services; or (v) any act or omission of any other tenant of the Building (if any). The provisions of this Article will not exempt Landlord from liability for its gross negligence or willful misconduct; provided, however, in no event shall Landlord be liable for any consequential damages.

ARTICLE 14.
LOSS BY CASUALTY

A.
Following any fire or other casualty to the Property, Landlord shall, as soon as reasonably possible, provide Tenant of the estimated timeline for restoration of the same. If the Premises or any portion of the Property necessary to Tenant’s use and enjoyment of the Premises should be substantially destroyed (which, as used herein, means destruction or damage to at least seventy-five percent (75%) of the Premises) by fire or other casualty, either party hereto may, at its option, terminate this Lease by giving written notice thereof to the other party within ninety (90) days of such casualty. In such event, the Rent shall be apportioned to and shall cease as of the date of such casualty. If neither party exercises this option, then the Premises shall be reconstructed and restored, at Landlord’s expense, to substantially the same condition as they were prior to the casualty.

B.
If the Premises should be rendered partially untenantable for the purpose for which they were leased by fire or other casualty and the Building is not substantially destroyed as provided above, then the parties hereto shall have the following options:

(i)
Tenant may require that the Premises be reconstructed and restored, at Landlord’s expense, to substantially the same condition as they were prior to the casualty, except for repair or replacement of Tenant’s personal property, equipment and trade fixtures, which shall remain Tenant’s responsibility. This option shall be exercised by Tenant giving written notice to Landlord within thirty (30) days after the date of the casualty, and upon the exercise thereof Rent shall be abated from the date of the casualty until substantial completion of the reconstruction of the Premises and any portion of the Property necessary for Tenant to carry on its normal business activity on the Premises, whereupon this Lease shall continue in full force and effect for the balance of the Term upon the same terms, conditions and covenants as are contained herein. If this option is not so exercised by Tenant, Landlord shall then have the right and option, to be exercised within thirty (30) days following the expiration of Tenant’s option period, by the giving of written notice to Tenant, to reconstruct and restore the Premises and any portion of the Property necessary for Tenant to carry on its normal business activity on the Premises to substantially the same condition as they were prior to the casualty. In either such event, this Lease shall continue in full force and effect for the balance of the Term upon the same terms, conditions, and covenants as are contained herein; provided, however, that the Rent shall be abated from the date of the casualty until substantial completion of the reconstruction of the Premises and any portion of the Property necessary for Tenant to carry on its normal business activity on the Premises. If Landlord fails to timely exercise such option, this Lease shall be terminated as of the date of the casualty, to which date Rent shall be apportioned and shall cease.

(ii)
If the casualty occurs during the last twelve (12) months of the Term, either party shall have the right and option to terminate its Lease as of the date of the casualty, which option shall be exercised by written notice to be given by either party to the other party within thirty (30) days therefrom. If this option is exercised, Rent shall be apportioned to and shall cease as of the date of the casualty.

C.
Landlord shall use reasonable diligence in completing any reconstruction and repair under this Article 14, but in the event Landlord fails to complete the same within three hundred (300) days from the date of the casualty, Tenant may, at its option, terminate this Lease upon giving Landlord written notice to that effect, whereupon both parties shall be released from all further obligations and liability hereunder.

ARTICLE 15.
CONDEMNATION LOSS

Should all the Premises be taken in condemnation proceedings or by exercise of any right of eminent domain, then this Lease Agreement shall automatically terminate as of the date the condemning authority or the authority exercising its right of eminent domain takes possession of the Premises. If there is a partial taking but Tenant continues to occupy the Premises in part, the rent shall be reduced in the proportion that the unoccupied part of the Premises bears to the entire Premises. If, as a result of a partial taking, the Premises are no longer usable for the purpose(s) specified in Article 3 of this Lease Agreement, Tenant may terminate this Lease Agreement as of the date the condemning authority or the authority exercising its right of eminent domain takes possession of the Premises by giving written notice thereof to Landlord. If there is a partial taking of the Building or of the Parking Areas or other common areas of the Building, Landlord may terminate this Lease Agreement as of the date specified in the foregoing sentence by giving written notice thereof to Tenant. All damages awarded for any such taking shall belong to and be the property of Landlord irrespective of the basis upon which they are awarded provided, however, that nothing contained herein shall prevent Tenant from making a separate claim to the condemning authority for its moving expenses and trade fixtures, so long as such claim does not diminish the award available to Landlord and is payable separately to Tenant. For purposes of this Article, a taking by eminent domain shall include Landlord's giving of a deed under threat of condemnation.

ARTICLE 16.      ASSIGNMENT AND SUBLETTING

A.
Tenant Assignment. Tenant agrees not to assign, sublet, license, mortgage or encumber this Lease Agreement, the Premises, or any part thereof, whether by voluntary act, operation of law, or otherwise, without the prior written consent of Landlord in each instance which shall not be unreasonably withheld, conditioned or delayed. Consent by Landlord in one such instance shall not be a waiver of Landlord's rights under this Article to require consent for any subsequent instance. If Tenant is a corporation, limited liability company, partnership or other legal entity, a Change of Control (as defined below) in Tenant shall be considered an assignment of this Lease Agreement for purposes of this Article. Any purported assignment, subletting, licensing, mortgaging or other transfer of this Lease Agreement or the Premises hereunder by Tenant that does not comply with the provisions of this Article shall be void. Notwithstanding anything herein to the contrary, Tenant may, without the consent of Landlord, assign this Lease Agreement or sublet all or any part of the Premises to an Affiliate of Tenant (hereafter called a "Permitted Transfer"). As used herein, an "Affiliate" of Tenant shall be deemed to be any entity which either controls, is controlled by or is under common control with Tenant, with "control" meaning having a Controlling Interest (as defined below). As used herein, "Change of Control" means any transaction(s) resulting in the acquisition of a Controlling Interest in Tenant by one or more parties that did not own a Controlling Interest immediately before such transaction(s). "Controlling Interest" means any direct or indirect equity or beneficial ownership interest in Tenant that confers upon its holder(s) the direct or indirect power to direct the ordinary management and policies of Tenant, whether through the ownership of voting securities, by contract or otherwise (but not through the ownership of voting securities listed on a recognized securities exchange). In connection with any assignment of this Lease Agreement or subletting of the Premises made or requested by Tenant, Tenant shall pay Landlord (i) a processing fee of $1,500.00 and (ii) all out-of-pocket costs incurred by Landlord, including reasonable attorneys' fees. In the event Tenant desires to sublet a part or all of the Premises, or assign this Lease Agreement, including a Permitted Transfer, Tenant shall give written notice to Landlord at least thirty (30) days (ten (10) days in the case of a Permitted Transfer) prior to the proposed subletting or assignment, which notice shall state the name of the proposed subtenant or assignee and the terms of any sublease or assignment documents and shall include copies of financial statements or other relevant financial information of the proposed subtenant or assignee. Any rents and other consideration received by Tenant from an assignment of this Lease Agreement or subletting of the Premises which exceed the rents then payable by Tenant under this Lease Agreement shall be split (50% each after reimbursing reasonable and customary subletting costs) between Tenant to Landlord and paid to Landlord as Additional Rent hereunder. At Landlord's option following a default by Tenant under this Lease Agreement, any and all payments by the subtenant with respect to the sublease shall be paid directly to Landlord. In any event no assignment or subletting, including a Permitted Transfer, shall release Tenant of its obligation to pay the rent and to perform all other obligations to be performed by Tenant hereunder for the Term of this Lease Agreement. The acceptance of rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. At Landlord's option and with the exception of a Permitted Transfer, Landlord may terminate this Lease Agreement in lieu of giving its consent to any proposed assignment of this Lease Agreement or subletting of all of the Premises (which termination may be contingent upon the execution of a new lease with the proposed assignee or subtenant).

B.
Landlord Assignment. Landlord's right to assign this Lease Agreement is and shall remain unqualified upon any sale or transfer of the Building and, provided the purchaser succeeds to the interests of Landlord under this Lease Agreement, Landlord shall thereupon be entirely freed of all obligations of the Landlord's hereunder and shall not be subject to any liability resulting from any act or omission or event occurring after such conveyance.

ARTICLE 17.      MECHANICS' LIEN

In the event any mechanic's lien shall at any time be filed against the Premises or any part of the Building by reason of work, labor, services or materials performed or furnished to Tenant or to anyone holding the Premises through or under Tenant, Tenant shall forthwith cause the same to be discharged of record or file a bond with a court to bond over such lien. If Tenant shall fail to cause such lien forthwith to be discharged within fifteen (15) days after being notified of the filing thereof, then, in addition to any other right or remedy for Landlord, Landlord may, but shall not be obligated to, discharge the same by paying the amount claimed to be due, or by bonding, and the amount so paid by Landlord and all costs and expenses, including reasonable attorneys' fees incurred by Landlord in procuring the discharge of such lien, shall be due and payable in full by Tenant to Landlord on demand.

ARTICLE 18.
SURRENDER

On the last day of the Term or upon the sooner termination thereof, Tenant shall peaceably vacate and surrender possession of the Premises in good condition and repair consistent with Tenant's duty to make repairs as provided in Article 7 hereof, including returning the Premises to at least as good of condition as of the Delivery Date. On or before the last day of the Term or the sooner termination thereof, Tenant shall at its expense remove all of its inventory, furnishings, equipment, trade fixtures and other personal property from the Premises, repairing any damage caused thereby, and any property not so removed shall be deemed forfeited to Landlord’s discretion of disposal at Tenant’s sole cost. At the election of Landlord, all alterations, additions and fixtures, other than Tenant's trade fixtures, which have been made or installed by either Landlord or Tenant upon the Premises shall remain as Landlord's property and shall be surrendered with the Premises as a part thereof, or Landlord may require removal of the same at the end of the Term or upon the sooner termination thereof, in which event Tenant shall repair any damage caused thereby, provided, however, Tenant shall have no obligation hereunder to remove any of the Tenant Improvements unless prior to their construction, Landlord notifies Tenant in writing of those particular Tenant Improvements Landlord is requiring Tenant to remove. Notwithstanding the foregoing, Tenant shall, without notice, be required at the end of the Term or upon the sooner termination thereof to restore any penetrations to the roof, shell of the Building, and any striping or bolts/holes in the slab of the Premises which are the result of the Tenant Improvements or the Work. It is specifically agreed that any and all telephonic, coaxial, ethernet, or other computer, word processing, facsimile, or electronic wiring installed for or by Tenant within the Premises (hereafter, "Wiring") shall be removed at Tenant's cost using a qualified contractor at the expiration of the Term, unless Landlord has specifically requested in writing that said Wiring shall remain, whereupon said Wiring shall be surrendered with the Premises as Landlord's property. If the Premises are not vacated and surrendered at the end of the Term or sooner termination thereof, Tenant shall indemnify Landlord against any and all loss, cost, damage, liability and expense resulting from delay by Tenant in so vacating and surrendering the Premises, including, without limitation, claims made by any succeeding tenant founded on such delay, which indemnity obligation shall survive the expiration or earlier termination of this Lease Agreement. Tenant shall promptly surrender all keys for the Premises to Landlord.

ARTICLE 19.
HOLDING OVER

Tenant will, at the expiration of this Lease Agreement, whether by lapse of time or termination, vacate and surrender immediate possession of the Premises to Landlord. If Tenant fails to vacate and surrender possession of the Premises, the Landlord may, at its option, serve written notice upon Tenant that such holdover constitutes the creation of a month-to-month tenancy. If Landlord does not give said notice, Tenant's holdover shall create a tenancy at sufferance. In any event, the tenancy shall be upon the terms and conditions of this Lease Agreement, except that the Minimum Rent shall be 125% of the Minimum Rent Tenant was obligated to pay Landlord under this Lease Agreement immediately prior to expiration (in the case of tenancy at sufferance such Minimum Rent shall be prorated on the basis of a 365 day year for each day Tenant remains in possession); excepting further that in the case of a tenancy at sufferance, no notices shall be required prior to commencement of any legal action to regain possession of the Premises. The provisions of this Article shall not constitute a waiver by Landlord of any right of re-entry as otherwise available to Landlord; nor shall receipt of any rent or any other act in apparent affirmance of the tenancy operate as a waiver of the right to terminate this Lease Agreement for a breach by Tenant hereof.

ARTICLE 20.
DEFAULT OF TENANT

A.
If any one or more of the following occurs: (1) a rent payment or any other payment due from Tenant to Landlord shall be and remain unpaid in whole or in part for more than ten (10) days after receipt of written notice that the same is past due, provided however that Landlord shall only be obligated to provide two (2) such notices in any 12-month period, and thereafter it shall be a default if a rent payment or any other payment due from Tenant to Landlord shall be and remain unpaid in whole or in part for more than ten (10) days after the same is due; (2) Tenant shall violate or default on any of the other covenants, agreements, stipulations or conditions herein, or in any parking agreement(s) or other agreements between Landlord and Tenant relating to the Premises, and such violation or default shall continue for a period of thirty (30) days after written notice from Landlord of such violation or default, except that if a specific time period following notice by Landlord for Tenant to cure such violation or default is set forth elsewhere in this Lease Agreement, no additional period of notice and cure shall be afforded under this Article; (3) Tenant shall commence or have commenced against Tenant proceedings under a bankruptcy, receivership, insolvency or similar type of action; or (4) Tenant shall purport to assign this Lease Agreement or sublet, license, mortgage or transfer this Lease Agreement or the Premises hereunder in violation of the provisions of Article 16 of this Lease Agreement; then it shall be optional for Landlord, without further notice or demand, to cure such default or to declare this Lease Agreement forfeited and the said Term ended, or to terminate only Tenant's right to possession of the Premises, and to re-enter the Premises, subject to applicable law, and Landlord shall not be liable for damages by reason of such forfeiture or re-entry; but notwithstanding re-entry by Landlord or termination only of Tenant's right to possession of the Premises, the liability of Tenant for the rent and all other sums provided herein shall not be relinquished or extinguished for the balance of the Term of this Lease Agreement and Landlord shall be entitled to periodically sue Tenant for all sums due under this Lease Agreement or which become due prior to judgment, but such suit shall not bar subsequent suits for any further sums coming due thereafter. Tenant shall be responsible for, in addition to the rentals and other sums agreed to be paid hereunder, the cost of any necessary maintenance, repair, restoration, reletting (including related cost of removal or modification of tenant improvements) or cure as well as reasonable attorneys’ fees incurred or awarded in any suit or action instituted by Landlord to enforce the provisions of this Lease Agreement, regain possession of the Premises, or the collection of the rentals due Landlord hereunder. Tenant shall also be liable to Landlord for the payment of a late charge in the amount of five percent (5%) of the rental installment or other sum due Landlord hereunder if said payment has not been received within ten (10) days from the date said payment becomes due and payable. Tenant agrees to pay interest at the rate of twelve percent (12%) per annum or the maximum permissible rate under the applicable usury statutes, whichever is less, on all rentals and other sums due Landlord hereunder not paid within ten (10) days from the date same become due and payable. All of Landlord’s rights and remedies under this Lease Agreement shall be cumulative with and in addition to any and all rights and remedies which Landlord may have at law or in equity. Any specific right or remedy provided for in any provision of this Lease Agreement shall not preclude the concurrent or consecutive exercise of a right or remedy provided for in any other provision hereof.

B.
Notwithstanding anything in Article 20 A above or elsewhere in this Lease Agreement to the contrary, in the event Tenant shall vacate the Premises for a period of thirty (30) consecutive days (other than due to casualty loss or for temporary purposes such as remodeling or renovation), such vacation by Tenant alone shall not be deemed a default by Tenant under this Lease Agreement, but in such case Landlord shall have the option, but not the obligation, to terminate this Lease Agreement by giving written notice of such termination to Tenant.

ARTICLE 21.     DEFAULT OF LANDLORD

Landlord shall not be deemed to be in default under this Lease Agreement until the Tenant has given Landlord written notice specifying the nature of the default and Landlord does not cure such default within thirty (30) days after receipt of such notice or within such reasonable time thereafter as may be necessary to cure such default where such default is of such a character as to reasonably require more than thirty (30) days to cure.

ARTICLE 22.      ALTERATIONS

Tenant shall not make any alterations, repairs, additions or improvements in or to the Premises (for purposes of this Article, any of the foregoing being referred to as the “Work”) or add, disturb or in any way change any Building Systems, locks, or structural portions of the Building without the prior written consent of the Landlord as to the character of the Work, the manner of doing the Work, and the contractor(s) doing the Work, which consent shall not be unreasonably withheld. As a condition to Landlord’s consent to Work proposed by Tenant, Landlord may impose such conditions with respect thereto as Landlord deems appropriate, including, without limitation, requiring Tenant to remove such Work at the end of the Term and restore and repair any damages resulting from such removal (which shall be deemed required in the absence of Landlord’s written consent or agreement to the contrary), requiring Tenant to furnish surety performance and/or payment bonds or other security for the payment of all costs incurred in connection with such Work, insurance against liabilities that may arise out of such Work, and plans and specifications approved by Landlord and permits necessary for such Work. If such Work is performed by contractor(s) not retained by Landlord, Tenant shall upon completion of such Work, (i) deliver to Landlord evidence that payment for all such Work has been made by Tenant, contractors’ affidavits and full and final mechanic’s lien waivers and (ii) (x) for contractors managed by Tenant, pay to Landlord a construction supervision fee of 1.5% of the total cost of such Work, and (y) for contractors managed by Landlord, pay to Landlord a construction supervision fee of 3.0% of the total cost of such Work, but in no event less than $1,500.00 to reimburse Landlord for the costs incurred by its construction manager in inspecting and supervising such Work. All such Work shall be done in a good and workmanlike manner using quality materials and shall comply with all applicable governmental laws, ordinances, rules and regulations. Tenant agrees to indemnify and hold Landlord free and harmless from any liability, loss, cost, damage or expense (including reasonable attorney’s fees) by reason of any of such Work. The provisions of Article 17 of this Lease Agreement shall apply to all Work performed under this Article.

Insurance for Contractors. Tenant shall have a written agreement with all contractors hired in connection with the Premises and such agreement shall include insurance requirements to meet or exceed all those specified on Exhibit D attached hereto, unless otherwise approved in writing by Landlord. Any insurance limits required by this Agreement for contractors are minimum limits only and not intended to restrict the liability imposed for work performed under such agreement. The insurance required herein shall not limit the indemnifications required of the Contractor or their subcontractors in favor of the Tenant, Landlord, or any indemnified parties under any indemnification agreements.

ARTICLE 23.
SIGNAGE

Tenant shall have the right to erect exterior building signage and monument signage allocated to the Premises up to Tenant’s pro rata share of signage rights, provided that such signage is in conformance with this Article. No signage of any type or description shall be erected, placed or painted in or about the Premises or Building which is visible from the exterior of the Premises unless (i) a rendering of such signage has first been submitted to, and approved by Landlord in writing, (ii) such signage is in conformance with Landlord’s sign criteria established for the Building, if any and (iii) such signage is in compliance with all applicable governmental laws, ordinances, rules and regulations, expressly including those of the City. In addition to the foregoing, all illuminated or electrified signs must comply with Landlord’s sustainability plan regarding light pollution, intensity, efficiency, and hours of operation. Tenant agrees to maintain its signage in good repair, and to hold Landlord harmless from any loss, cost, or damages resulting from the erection, existence, maintenance, or removal of the signage. Landlord may without notice enter the Premises at any time and, at the expense of Tenant, remove unauthorized signs without liability for damages. Upon the expiration or earlier termination of this Lease Agreement, Tenant shall, at its sole cost and expense and using a qualified contractor, remove Tenant’s signage and repair and restore the Premises and Building to the condition that existed prior to the installation of such signage, including, but not limited to, the removal of any discoloration. Landlord may display any ENERGY STAR or other third-party sustainability certification plaques the Building may have from time to time in locations designated by Landlord.

ARTICLE 24.
ENTRY

Tenant agrees that no additional locks will be placed on any of the exterior doors to the Premises without the written consent of Landlord. Landlord and its employees, agents and contractors shall have the right, upon reasonable verbal notice to Tenant at the Premises (except that no notice need be given in the case of an emergency) and without any diminution of rent or other charges payable hereunder by Tenant, to enter the Premises at all reasonable times to inspect, to conduct environmental tests, to make repairs, to exhibit the Premises to existing and prospective Mortgagees and prospective purchasers, to maintain the Building, and during the last twelve (12) months of the Term of this Lease Agreement or if Tenant has vacated the Premises, to exhibit the Premises to prospective tenants and to place upon the doors or in the windows of the Premises any usual or ordinary "For Lease" signs.

ARTICLE 25.
SUBORDINATION

It is mutually agreed that this Lease Agreement shall be subordinate to any and all mortgages, including any renewals, modifications, consolidations, replacements and extensions thereof now or hereafter imposed on the Building by Landlord, provided the mortgagee (“Mortgagee”) named in any such mortgage shall agree to recognize this Lease Agreement and not disturb Tenant’s rights hereunder in event of foreclosure so long as the Tenant is not in default under this Lease Agreement. This subordination and non-disturbance shall be self-operative and no further certificate or instrument of subordination need be required by any Mortgagee of Landlord. In the event Landlord's Mortgagee wishes to waive the subordination right set forth in this Article, then upon written notice to Tenant, this Lease shall be deemed prior in encumbrance to said mortgage. In confirmation of such subordination or priority, Tenant shall, within ten (10) days of Tenant’s receipt thereof, execute and deliver any instrument, as required by Landlord's Mortgagee.

ARTICLE 26.
RIGHTS RESERVED BY LANDLORD

Landlord shall have the following rights, exercisable without liability by Landlord to Tenant: (a) to change the Building’s name and/or street address; (b) to install, affix and maintain any and all signs on the exterior and in the interior of the Building; (c) to change the common areas of the Property. Landlord also reserves all airspace rights above, below and to all sides of the Premises; and (d) to grant anyone the exclusive right to conduct any business or render any service in or to the Building, so long as it does not exclude Tenant’s permitted use of the Premises.

ARTICLE 27.
PATRIOT ACT

Each party represents to the other party that the representing party is not (and such party is not engaged in this transaction on behalf of) a person or entity which is prohibited from doing business pursuant to any law, regulation or executive order pertaining to national security (hereafter called the “Anti-Terrorism Laws”); and such party has not violated and, to the best of such party’s knowledge it is not under investigation for, the violation of any Anti-Terrorism Laws pertaining to money laundering. “Anti-Terrorism Laws”, as referenced above, shall specifically include, but shall not be limited to, the USA Patriot Act; the USA Freedom Act; Executive Order 13224, as amended; the Bank Secrecy Act; the Trading with the Enemy Act; the International Emergency Economic Powers Act; sanctions and regulations promulgated pursuant thereto by the Office of Foreign Assets Control (“OFAC”), as well as laws related to the prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

ARTICLE 28.
GENERAL

This Lease Agreement does not create the relationship of principal and agent or of partnership or of joint venture or of any association between Landlord and Tenant, the sole relationship between Landlord and Tenant being that of lessor and lessee. No waiver of any default by a party hereunder shall be implied from any omission by the non-defaulting party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. The covenants of Tenant to pay the Minimum Rent and the Additional Rent are each independent of any other covenant, condition, provision or agreement contained in this Lease Agreement. The marginal or topical headings of the several paragraphs and clauses are for convenience only and do not define, limit or construe the contents of such paragraphs or clauses. All preliminary negotiations are merged into and incorporated in this Lease Agreement. This Lease Agreement may only be modified or amended by an agreement in writing signed by the parties hereto. All provisions hereof shall be binding upon the heirs, successors and assigns of each party hereto. The place at which Tenant is to pay all rent shall be designated in a separate writing from Landlord. This Lease Agreement shall be construed under the laws of the State of Minnesota. If Tenant is a legal entity, each individual executing this Lease Agreement on behalf of said entity represents and warrants that s/he is duly authorized to execute and deliver this Lease Agreement on behalf of said entity in accordance with a duly adopted resolution of the governing body of said entity or in accordance with the organizational documents of said entity, and that this Lease Agreement is binding upon said entity in accordance with its terms. No receipt or acceptance by Landlord from Tenant of less than the monthly rent herein stipulated shall be deemed to be other than a partial payment on account for any due and unpaid stipulated rent; no endorsement or statement of any check or any letter or other writing accompanying any check or payment of rent to Landlord shall be deemed an accord and satisfaction, and Landlord may accept and negotiate such check or payment without prejudice to Landlord's rights to (i) recover the remaining balance of such unpaid rent or (ii) pursue any other remedy provided in this Lease Agreement. Neither party shall record this Lease Agreement or any memorandum thereof, and any such recordation shall be a breach of this Lease Agreement, void and without effect. Time is of the essence with respect to the due performance of the terms, covenants and conditions herein contained.

ARTICLE 29.    NOTICES, DEMANDS AND OTHER COMMUNICATIONS

All notices, demands, requests, consents, approvals and other communications required or permitted to be given pursuant to the terms of this Lease Agreement shall be in writing (unless a provision of this Lease Agreement shall expressly provide for verbal notice) and shall be deemed to have been properly given if: (a) with respect to Tenant, they are (i) deposited in the U.S. mails, certified mail with return receipt requested and postage prepaid, (ii) deposited with a reputable courier service for delivery no later than the next business day, or (iii) delivered by hand, in each case addressed to Tenant at the address set forth below; and (b) with respect to Landlord, they are (i) deposited in the U.S. mails, certified mail with return receipt requested and postage prepaid, (ii) deposited with a reputable courier service for delivery no later than the next business day, or (iii) delivered by hand, in each case addressed to Landlord at its address set forth below along with a copy to any Mortgagee, if Tenant has been advised of the address for such Mortgagee, delivered in the same manner; provided however that in no event shall Minimum Rent or Additional Rent be deemed to have been paid or delivered until actually received by Landlord. Landlord and Tenant shall each have the right from time to time to specify as its address for purposes of this Lease Agreement any other address in the United States of America upon fifteen (15) days’ written notice thereof, similarly given, to the other party and any Mortgagee. Landlord’s property manager and attorneys are authorized to send notices and other written communications to Tenant on behalf of Landlord.

To Tenant:

Anteris Technologies Corporation
860 Blue Gentian Road, Suite 340
Eagan, MN 55121
Attn:

With a copy to:

Fabyanske, Westra, Hart & Thomson, P.A.
80 S. 8th Street, Suite 1900
Minneapolis, MN 55405
Attn: [***]

To Landlord:
Attn: [***]
[***]
CC: [***]

With a copy to:

Attn: [***]
[***]
CC: [***]

And a PDF copy to: [***] at [***].

Landlord and Tenant shall also provide a point of contact to discuss issues related to sustainability and energy, including, but not limited to retrofit projects, billing issues, energy efficiency upgrades, and data access.

Tenant sustainability contact:

Email:

Phone:

Landlord sustainability contact: [***]
Email: [***]
Phone: [***]

ARTICLE 30.
SECURITY DEPOSIT

On or before the date hereof, Tenant shall deposit with Landlord a clean, irrevocable and unconditional standby letter of credit payable at sight in a form acceptable to Landlord in its reasonable discretion (“Letter of Credit”) issued by a bank or financial institution and branch, all approved by Landlord in its reasonable discretion (hereinafter referred to as the “Bank”) in favor of Landlord, in the amount of Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000.00) as security for the full and faithful performance by Tenant of the terms, conditions and provisions of this Lease, including without limitation the surrender of possession of the Premises to Landlord as herein provided. The Letter of Credit shall have a term which expires no sooner than forty-five days after the expiration date of the Term, or Tenant may deliver a one (1) year unconditional and irrevocable Letter of Credit which by its terms automatically, for the remainder of the Term, renews for successive one (1) year periods unless the Bank provides no less than sixty (60) days written notice to Landlord that such Letter of Credit shall not be renewed, in which event Landlord shall have the right to draw down the entire amount of the Letter of Credit unless Tenant substitutes, prior to the expiration of such Letter of Credit, a new Letter of Credit which meets the requirements of this Article 30. The Letter of Credit shall permit multiple drawings and be fully transferable by Landlord without the payment of any fees or charges by Landlord. If Tenant defaults in respect of any of the terms, conditions or provisions of this Lease including, but not limited to, the payment of Rent, and Tenant fails to cure any such default after any required notice and within any applicable grace or cure period hereunder or if Landlord receives a notice that the Letter of Credit shall not be renewed, (i) Landlord shall have the right to require the Bank to make payment to Landlord or its designee of the entire proceeds of the Letter of Credit, and (ii) Landlord may, at the option of Landlord (but Landlord shall not be required to) apply or retain the whole or any part of such sum so paid to it by Tenant or the Bank to the extent required for the payment of any Rent or any other sum as to which Tenant is in default, and any damages to which Landlord is entitled pursuant to the Lease, whether such damages accrue before or after summary proceedings or other reentry by Landlord, and (iii) Landlord shall hold the remainder of such sum paid to it by the Bank or Tenant, if any, for Landlord’s benefit, as security for the faithful performance and observance by Tenant of the terms, covenants, and conditions of this Lease on Tenant’s part to be observed and performed, with the same rights as hereinabove set forth to apply or retain the same in the event of any further default by Tenant under this Lease. If Landlord applies or retains any part of the proceeds of the Letter of Credit, Tenant shall, within seven (7) business days after demand from Landlord, restore the Letter of Credit to its original amount and deliver it to Landlord or its designee so that Landlord or its designee shall have the full Letter of Credit on hand at all times during the Term of this Lease (and any extension). Tenant’s failure to do so within seven (7) days after such demand from Landlord shall constitute a breach of this Lease.

In the event of a transfer, sale or lease of Landlord’s interest in the Building, Landlord shall transfer or cause to be transferred either the cash or Letter of Credit or any sums collected thereunder by Landlord, together with any other sums then held by Landlord or its designee as such security, to the transferee. Tenant, at its sole cost, shall arrange for the transfer of the Letter of Credit, and upon such transfer Landlord thereupon shall be released by Tenant from all liability under this Section. Tenant agrees to look solely to the new landlord for the return of the cash or Letter of Credit or any sums collected thereunder and any other security, and the provisions hereof shall apply to every transfer or assignment made of the Letter of Credit or any sums collected thereunder and any other security to a new landlord. Tenant further covenants that it shall not assign or encumber, or attempt to assign or encumber, any part of such security and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment, or attempted encumbrance. Landlord shall not be required to exhaust its remedies against Tenant before having recourse to the Letter of Credit or such cash security held by Landlord. Recourse by Landlord to the Letter of Credit or such security shall not affect any remedies of Landlord which are provided in this Lease or which are available to Landlord in law or equity.

If Tenant fully and faithfully complies with this Lease, the Letter of Credit, except as same may have been applied by Landlord in accordance with this Lease, shall be returned to Tenant promptly after the expiration of this Lease.

If at any time (a) the financial institution that provided the Letter of Credit is either (i) closed by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental authority, or (ii) declared insolvent by the FDIC for any reason, or (b) Landlord reasonably believes that such financial institution will either be (y) closed by the FDIC or any governmental authority, or (z) declared insolvent by the FDIC for any reason, Tenant shall, within thirty (30) days after either the occurrence of such closure or declaration of insolvency or notice from Landlord that Landlord reasonably believes that such financial institution will close or be declared insolvent, either (1) provide Landlord a replacement Letter of Credit satisfying all of the terms of this section, or (2) post a cash security deposit in the amount of the Letter of Credit with Landlord, failing which a Default shall be deemed to have occurred as of the end of such thirty (30) day period.

A.
Initial Reduction. Beginning on the date which Tenant achieves full non-trial approval from the Food and Drug Administration (FDA) for commercial sales of Tenant’s DurAVR product (“Initial Potential Reduction Date”), Tenant shall have the right to reduce the Letter of Credit Face Amount by the sum of $750,000.00, provided that (i) Tenant has made at least 12 monthly Minimum Rent payments following the commencement date of the Lease and (ii) during the 12-month period immediately preceding the effective date of any such reduction (A) Tenant has timely paid all Rent due under this Lease (within any applicable cure or grace period), and (B) Tenant has not been in default under any provision of this Lease and failed to cure such default within any applicable cure period.

In order to effect any such reduction in the Letter of Credit, Tenant shall deliver to Landlord either an amendment to the existing Letter of Credit or a replacement letter of credit in the new amount that otherwise complies with all other applicable requirements specified in this Article 30, and the reduction so effectuated in accordance with this Article 30 shall be referred to herein as the “Initial Reduction”. Notwithstanding anything in this Article 30 to the contrary, there shall be no return or reduction of the Letter of Credit to Tenant at any time while Tenant is in default of any of its obligations under this Lease.

B.
Second Reduction. At any time following the Initial Reduction (“Second Potential Reduction Date”), Tenant shall have the right to further reduce the Letter of Credit Face Amount by the sum of $750,000.00, provided that (i) during the 12-month period immediately preceding the effective date of any such reduction (A) Tenant has timely paid all Rent due under this Lease (within any applicable cure or grace period), and (B) Tenant has not been in default under any provision of this Lease and failed to cure such default within any applicable cure period, and (ii) the following conditions precedent have been satisfied as evidenced by Tenant’s Annual Financial Statement for the preceding 12-month period:

(1.) All fiscal quarters of Tenant’s certified financial statements show positive “EBITDA” (earnings before interest expense, income taxes, depreciation and amortization expense) during such preceding 12-month period.

In order to effect any such reduction in the Letter of Credit, Tenant shall deliver to Landlord either an amendment to the existing Letter of Credit or a replacement letter of credit in the new amount that otherwise complies with all other applicable requirements specified in this Article 30, and the reduction so effectuated in accordance with this Article 30 shall be referred to herein as the “Second Reduction”. Notwithstanding anything in this Article 30 to the contrary, there shall be no return or reduction of the Letter of Credit to Tenant at any time while Tenant is in default of any of its obligations under this Lease.

C.
Third Reduction. At any time which is at least 12 months following the Second Reduction (“Third Potential Reduction Date”), Tenant shall have the right to further reduce the Letter of Credit Face Amount by the sum of $750,000.00, provided that (i) during the 24-month period immediately preceding the effective date of any such reduction (A) Tenant has timely paid all Rent due under this Lease (within any applicable cure or grace period), and (B) Tenant has not been in default under any provision of this Lease and failed to cure such default within any applicable cure period, and (ii) the following conditions precedent have been satisfied as evidenced by Tenant’s Annual Financial Statement for the preceding 24-month period:

(1.) All fiscal quarters of Tenant’s certified financial statements show positive “EBITDA” (earnings before interest expense, income taxes, depreciation and amortization expense) during such preceding 24-month period.

In order to effect any such reduction in the Letter of Credit, Tenant shall deliver to Landlord either an amendment to the existing Letter of Credit or a replacement letter of credit in the new amount that otherwise complies with all other applicable requirements specified in this Article 30, and the reduction so effectuated in accordance with this Article 30 shall be referred to herein as the “Third Reduction”. Notwithstanding anything in this Article 30 to the contrary, there shall be no return or reduction of the Letter of Credit to Tenant at any time while Tenant is in default of any of its obligations under this Lease. Notwithstanding anything in this Article 30 to the contrary, following the Initial Reduction Tenant shall have to further right to reduce the amount of the Letter of Credit.

ARTICLE 31.
BROKERAGE

Each of the parties represents and warrants that except only as may be provided below in this Article, there are no claims for brokerage commissions or finder’s fees (collectively “Leasing Commissions”) in connection with this Lease Agreement, and agrees to indemnify the other party against, and hold it harmless from all liabilities arising from any claim for Leasing Commissions asserted by a broker, agent or other person or entity claiming through the indemnifying party, including without limitation, reasonable attorneys’ fees incurred in connection therewith. Tenant represents and warrants to Landlord that Jones Lang LaSalle ("Tenant's Broker") is Tenant's exclusive broker in connection with this Lease. Landlord is represented by Cushman and Wakefield (Jason Meyer) ("Landlord's Broker") in connection with this Lease. Landlord will pay commissions to Tenant's Broker and Landlord's Broker in accordance with the terms and conditions set forth in separate written agreements, including an agreement among Tenant’s Broker, Landlord’s Broker, Landlord executed in connection herewith.

ARTICLE 32.      EXCULPATION

Tenant agrees to look solely to Landlord's interest in the Building for the recovery of any judgment from Landlord, it being agreed that Landlord and Landlord's partners, whether general or limited (if Landlord is a partnership) or its directors, governors, officers, managers, members or shareholders (if Landlord is a limited liability company or corporation), shall never be personally liable for any such judgment.

ARTICLE 33.     SUBMISSION

Submission of this Lease Agreement by Landlord to Tenant for examination and/or execution shall not in any manner bind Landlord and no obligations on Landlord shall arise under this Lease Agreement unless and until this Lease Agreement is fully signed and delivered by Landlord and Tenant; provided, however, the execution and delivery by Tenant of this Lease Agreement to Landlord shall constitute an offer by Tenant of the terms, covenants and conditions contained in this Lease Agreement, which offer may not be revoked for a period of thirty (30) days after such delivery.

[Signature page follows]

IN WITNESS WHEREOF this Lease Agreement has been duly executed by the parties hereto as of the day and year indicated above.

TENANT:	LANDLORD:

Anteris Technologies Corporation, a Minnesota corporation	Northcross West Industrial Owner, LLC, a Delaware limited liability company

By: /s/ David St. Denis	By: Northcross Industrial Investor Holdings, LLC,
Name: David St. Denis	a Delaware limited liability company
Title: President	Its: Member

By: UP Northcross Industrial LLC,
a Delaware limited liability company Its: Managing Member

By: United Properties Development LLC, a Minnesota limited liability company Its: Manager

By: /s/ Connor McCarthy
Name: Connor McCarthy Its: Senior Vice President

By: Matt. G. Van Slooten
Name: Matt G. Van Slooten Its: Chief Executive Officer

EXHIBITS

Exhibit A	Premises and Building
Exhibit B	Form of Ratification Agreement
Exhibit C	Market Rent Calculation
Exhibit D	Insurance for Construction Operations

The exhibits to this Lease listed below have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of these exhibits will be provided to the Securities and Exchange Commission upon request.

Exhibit A – Premises and Building
Exhibit B – Form of Ratification Agreement
Exhibit C – Market Rent Calculation
Exhibit D – Insurance for Construction Operations